Exhibit B

NOTICE OF TERMINATION

March 23, 2026

Ian G.H. Ashken

Tasburgh, LLC

c/o Mariposa Capital, LLC

500 South Point Drive, Suite 240

Miami Beach, Florida 33139

Dear Ian,

Reference is made to that certain Irrevocable Proxy Agreement, by and between Tasburgh, LLC and myself, effective as of February 27, 2020 (the “Agreement”). Notice is hereby given that the Agreement is terminated effective immediately and is of no further force or effect.

Very truly yours,

/s/ Martin E. Franklin
Martin E. Franklin